Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333- 137073 ) of Hospitality Properties Trust of our report dated March 19, 2007 relating to the financial statements and financial statement schedule of TravelCenters of America Inc. which appear in the TravelCenters of America LLC Annual Report on Form 10-K for the year ended December 31, 2006, which is incorporated by reference in the Current Report on Form 8-K of Hospitality Properties Trust dated April 3, 2007.

/s/ PricewaterhouseCoopers LLP
Cleveland, Ohio
April 3, 2007